Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports Second Quarter 2015 Financial Results

LAKE MARY, FL, July 29, 2015 – FARO Technologies, Inc. (NASDAQ: FARO) today announced its financial results for the second quarter ended June 27, 2015.

FARO’s second quarter 2015 sales of $83.8 million were up 2.1% from $82.1 million in the second quarter of 2014. Excluding approximately $8.4 million of unfavorable foreign exchange impacts, sales would have increased approximately 12% over the same period of 2014. Net income decreased by $2.2 million, or 34.5%, to $4.1 million, or $0.24 per share, in the second quarter of 2015 from $6.3 million, or $0.36 per share, in the prior year period. Excluding the impact of an aggregate of $1.5 million of one-time severance costs and a write-off of a license related to the Company’s Imager product line, net income would have been $5.6 million, or $0.32 per share.

Gross margin for the quarter was 53.2%, down 2.3 percentage points from the prior year rate of 55.5% primarily as a result of higher production costs and lower Laser Scanner average selling price, offset partly by a higher Arm average selling price on higher sales of the Laser Line Probe HD.

Operating margin decreased to 6.5% for the second quarter of 2015, compared to 10.2% in the second quarter of 2014, primarily driven by a decrease in gross margin and higher fixed operating expenses in support of long term growth. The Company continued to demonstrate its commitment to new, disruptive product development by increasing research and development spending by $0.6 million, or 9.0%, to $7.3 million or 8.7% of sales in the second quarter of 2015.

“Second quarter sales were highlighted by strong growth of 18% in the Americas. Our global sales continued to be impacted by foreign currency and weaker capital spending in Asia Pacific. Excluding approximately $8.4 million of currency headwind, our reported sales of $83.8 million in the quarter would have shown sales growth very close to our long-term mid-teens growth model,” stated Jay Freeland, FARO’s President and CEO. “The FARO Focus3D laser scanner posted more than 18% year-over-year unit sales growth in the quarter, driven by the team executing on its strategic initiatives to penetrate the AEC and law enforcement markets. The new FARO Freestyle3D handheld scanner continues to gain sales momentum and win customer acceptance. In response to our first quarter results, we executed targeted cost reductions throughout the second quarter, while continuing to keep our core commitment of investing in innovation and new product development.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “continues,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
SALES
Product	$69,437	$67,382	$124,481	$127,204
Service	14,338	14,678	29,233	28,230

Total sales	83,775	82,060	153,714	155,434

COST OF SALES
Product	29,532	26,392	51,709	51,545
Service	9,697	10,151	17,848	18,289

Total cost of sales (exclusive of depreciation and amortization, shown separately below)	39,229	36,543	69,557	69,834

GROSS PROFIT	44,546	45,517	84,157	85,600

OPERATING EXPENSES:
Selling and marketing	20,063	19,715	39,168	37,148
General and administrative	9,066	8,867	18,867	17,280
Depreciation and amortization	2,739	1,868	5,232	3,715
Research and development	7,254	6,658	13,610	12,088

Total operating expenses	39,122	37,108	76,877	70,231

INCOME FROM OPERATIONS	5,424	8,409	7,280	15,369

OTHER (INCOME) EXPENSE
Interest income, net	(24)	(21)	(43)	(38)
Other expense (income), net	83	(149)	1,390	11

INCOME BEFORE INCOME TAX EXPENSE	5,365	8,579	5,933	15,396
INCOME TAX EXPENSE	1,217	2,251	1,121	4,092

NET INCOME	$4,148	$6,328	$4,812	$11,304

NET INCOME PER SHARE - BASIC	$0.24	$0.37	$0.28	$0.66

NET INCOME PER SHARE - DILUTED	$0.24	$0.36	$0.27	$0.65

Weighted average shares - Basic	17,384,382	17,233,012	17,360,749	17,220,146

Weighted average shares - Diluted	17,502,219	17,338,388	17,500,619	17,364,436

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 27, 2015 (unaudited)	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$90,576	$109,289
Short-term investments	64,993	64,995
Accounts receivable, net	70,002	83,959
Inventories, net	68,901	59,334
Deferred income taxes, net	5,510	5,936
Prepaid expenses and other current assets	18,818	17,021

Total current assets	318,800	340,534

Property and equipment:
Machinery and equipment	45,997	45,254
Furniture and fixtures	5,946	6,156
Leasehold improvements	19,537	19,676

Property and equipment at cost	71,480	71,086
Less: accumulated depreciation and amortization	(40,241)	(41,741)

Property and equipment, net	31,239	29,345

Goodwill	26,885	19,205
Intangible assets, net	16,399	9,109
Service inventory	22,014	20,646
Deferred income taxes, net	6,489	6,624

Total assets	$421,826	$425,463

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,302	$15,437
Accrued liabilities	19,226	26,127
Income taxes payable	403	—
Current portion of unearned service revenues	23,882	23,572
Customer deposits	1,431	2,046

Total current liabilities	54,244	67,182
Unearned service revenues - less current portion	13,570	13,799
Deferred income tax liability	2,043	—
Other long-term liabilities	2,961	628

Total liabilities	72,818	81,609

Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,073,588 and 17,997,665 issued; 17,393,353 and 17,317,430 outstanding, respectively	18	18
Additional paid-in capital	205,019	200,090
Retained earnings	164,328	159,516
Accumulated other comprehensive loss	(11,282)	(6,695)
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total shareholders’ equity	349,008	343,854

Total liabilities and shareholders’ equity	$421,826	$425,463

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(in thousands)	June 27, 2015	June 28, 2014
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$4,812	$11,304
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,232	3,715
Compensation for stock options and restricted stock units	2,468	2,444
Provision for bad debts	410	66
Loss on disposal of assets	644	—
Write-down of inventories	1,505	2,380
Deferred income tax expense (benefit)	561	(1,249)
Income tax benefit from exercise of stock options	(286)	(59)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	11,820	297
Inventories	(15,097)	(9,025)
Prepaid expenses and other current assets	(1,948)	(341)
(Decrease) increase in:
Accounts payable and accrued liabilities	(12,636)	(714)
Income taxes payable	722	(1,644)
Customer deposits	(589)	(395)
Unearned service revenues	782	2,727

Net cash (used in) provided by operating activities	(1,600)	9,506

INVESTING ACTIVITIES:
Purchases of property and equipment	(6,073)	(4,555)
Payments for intangible assets	(1,185)	(927)
Purchase of businesses acquired, net of cash	(12,011)	—

Net cash used in investing activities	(19,269)	(5,482)

FINANCING ACTIVITIES:
Payments on capital leases	(5)	(4)
Income tax benefit from exercise of stock options	286	59
Proceeds from issuance of stock, net	2,175	1,655

Net cash provided by financing activities	2,456	1,710

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(300)	(529)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(18,713)	5,205
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	109,289	124,630

CASH AND CASH EQUIVALENTS, END OF PERIOD	$90,576	$129,835

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands)	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net income	$4,148	$6,328	$4,812	$11,304
Currency translation adjustments, net of tax	2,191	99	(4,587)	18

Comprehensive income	$6,339	$6,427	$225	$11,322